CONFIDENTIAL

March 28, 2017

Mr. Jeffrey Kramer

Dear Jeffrey,

On behalf of Schweitzer-Mauduit International, Inc. (“SWM”), I am pleased to confirm our offer of employment on the terms and conditions set forth in this letter. Your first day of employment will be April 21, 2017 (such first date of employment referred to herein as the “Start Date”). On the Start Date, you will be employed by SWM as Co-Chief Executive Officer, reporting directly to the SWM Board of Directors. In addition, you will be appointed by the SWM Board of Directors to serve as a member of the SWM Board of Directors on the Start Date. Commencing May 5, 2017, you will transition from Co-Chief Executive Officer to sole Chief Executive Officer, reporting directly to the SWM Board of Directors.

The following is a summary of your compensation and terms of employment. Your receipt of the following compensation is subject to your commencement of employment with SWM.

Position: You will be employed in the position of Chief Executive Officer of SWM, reporting directly to the SWM Board of Directors. Effective May 5, 2017, you will be the sole Chief Executive Officer of SWM.

Base Salary: Your annual base salary will be no less than $650,000, paid bi-weekly, in accordance with SWM’s current payroll practices. Your next salary review will be in January 2018.

SWM Annual Incentive Plan (AIP): You will participate in the AIP effective as of the Start Date. Your 2017 AIP Incentive Award (as defined in the AIP) payout opportunity at the target level of performance will be 100% of your base salary, with a maximum Incentive Award payout opportunity equal to 200% of your base salary, prorated for 2017 based on the Start Date. AIP objectives will be established by the Compensation Committee, and the Percentage Weightings (as defined in the AIP) for your 2017 AIP participation will be based 80% on Corporate Objectives and 20% on Individual Objectives. AIP awards are paid by March 15th following the end of the calendar year measured.

SWM 2015 Long Term Incentive Plan (LTIP): You will also be eligible to participate in the LTIP effective as of the Start Date. Your 2017 LTIP opportunity at the target level of performance will equal 200% of your base salary, with a maximum LTIP opportunity equal to 400% of your base salary, prorated based on the Start Date. Earned awards will be in the form of restricted shares of SWM common stock. Participation agreements regarding your individual participation in the 2017 LTIP program will be provided to you within 30 days of the Start Date.

Sign-on Compensation: On the Start Date, you will earn a bonus of $290,000 (payable within 60 days of the Start Date), subject to the condition that your previous employer fails to pay your 2016 annual cash incentive based on your resignation to accept employment at SWM. Such bonus will be subject to claw back on a pro-rata basis from the Start Date should you voluntarily terminate your employment with SWM or are terminated by SWM for “Cause” (as used herein, “Cause” shall have the meaning as set forth in the Schweitzer-Mauduit International, Inc. 2016 Executive Severance Plan (“Severance Plan”)), in either case, prior to the four year anniversary of the Start Date. The pro-rata repayment will be calculated based on the number of full months that you are employed by SWM during such four-year period. In addition, as of the Start Date, you will be entitled to (and shall receive within 30 days of the Start Date) a grant of 4,500 shares of restricted stock under the LTIP. Half of the restricted stock (2,250) shares will vest on the one year anniversary of the Start Date, subject to your continued employment with SWM through the applicable vesting date. The remaining 2,250 shares of restricted stock will vest on the four year anniversary of the Start Date, subject to your continued employment with SWM through the vesting date. Under the terms of the award agreement, you will receive dividends paid on the restricted stock during the vesting period as such may be declared by the SWM Board of Directors. Should your employment with SWM end for any reason other than your voluntary resignation without “Good Reason” (as defined in Section 1.2 of the LTIP) or termination for “Cause”, the 4,500 shares of restricted stock (or such portion thereof which has yet to vest) shall immediately vest upon such termination.

Benefits: As a regular, full-time, U.S. based exempt employee of SWM, you will be eligible for participation, as of the first of the month following one full month of employment after the Start Date, in a comprehensive benefits package that includes medical, dental, group life, accidental death, short and long-term disability insurance plans; and a 401(k) savings plan with a maximum company match of 6% of earnings (60% match on your contributions up to 10% of base salary and AIP, subject to IRS limits). Commencing 30 days after the Start Date, you will be enrolled in the SWM Executive Supplemental Long Term Disability policy. You are also eligible to participate in the Schweitzer-Mauduit International, Inc. Deferred Compensation Plan #2 and will be reimbursed in an amount not to exceed $1,500 annually for tax preparation services.

Limited Relocation Assistance: Due to the necessity to move to Georgia, SWM will provide relocation assistance to you in accordance with the Tier 1 VP and Above Policy, dated January 2016, with the following enhancements: (i) temporary living for the employee for six months from date of hire instead of for 90 days; (ii) a lump sum payment of $5,000 per month, payable on a monthly basis, for lodging, meals and ancillary expenses for the six-month period of temporary living instead of $4,000; and (iii) $16,000 one-time relocation assistance allowance payable no later than 30 days after the Start Date.

Paid Time Off (PTO): You will be immediately eligible for 150 hours PTO through the year ending December 31, 2017. As of January 1, 2018, your annual PTO accrual rate will increase to

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200 hours (25 days) of PTO until your years of service award you additional paid time off, in accordance with SWM policy. You will also enjoy company-approved holidays off work.
Severance: You will be designated as a participant in the Severance Plan. As a U.S.-based executive, if you experience a qualifying termination of employment following a Change of Control (as defined in the Severance Plan), you will be eligible for severance pay in an amount equal to three times your highest Annual Compensation for any calendar year beginning with or within the three year period terminating on the date of termination of your employment, and benefits continuation in accordance with the Severance Plan. For a qualifying termination of employment prior to a Change of Control (as defined in the Severance Plan), you shall receive twenty-four (24) months of base salary and benefits continuation in accordance with the Severance Plan. Your participation agreement will be provided to you within 30 days of the Start Date.

Notwithstanding anything to the contrary in the Severance Plan, SWM agrees that your employment will not be terminated for “Cause” under the Severance Plan unless SWM has provided to you explicit written notice of the event or condition claimed to give rise to “Cause” for termination, and you shall have a reasonable period of time, and no less than 30-days, to remedy such event or condition, if and only to the extent such event or condition can be remedied. A termination for “Cause” shall occur only if such event or condition is not remedied within such cure period; provided that if the event in question may not be remedied then no cure period shall apply.

The foregoing is intended to be a summary of SWM’s benefits and incentive programs and is subject to the terms of the underlying plans and agreements; provided, however, if the underlying plans and agreements conflict with this letter, such plans and agreements. shall govern. Notwithstanding the foregoing, SWM reserves the right to modify or terminate its benefits and incentive programs at any time in a way that does not discriminate against you.

This offer of employment is contingent upon satisfactory drug screening and background check. In accordance with established company policy, your employment with SWM is considered “at will” and as such can be terminated by you or the company, at any time, for any reason, with or without notice.

In addition, this offer and your employment is also contingent upon your confirmation and agreement, as evidenced by your execution of this agreement, that: (i) you shall not at any time disclose to SWM or any of its affiliates or representatives, or use for any purpose in the course of your employment, any confidential or proprietary information of any other person, including without limitation any former employer; and (ii) you will return to all former employers any and all property belonging to any of them (including, without limitation, all electronically stored information), and shall not at any time use any such property for any purpose in the course of your employment; and (iii) (a) the acceptance of this offer and your employment with SWM does not and will not breach, violate or cause a default under any contract, agreement, fiduciary obligation, instruments, order, judgment or decree not disclosed to SWM to which you are a party of or by which you are bound and (b) you are not a party to or bound by any employment

SWM INTL	100 North Point Center East Suite 600 Alpharetta, GA 30022 USA Suite 600 Alpharetta, GA 30022 USA	phone 770 569 0000 fax 770 569 1111	swmintl.com

or services agreement, confidentiality agreement, non-competition agreement, other restrictive covenant, fiduciary obligation or other obligation or agreement not disclosed to SWM that would or could prohibit or restrict you from being employed by SWM or from performing any of your duties as Co-Chief Executive Officer of SWM or Chief Executive Officer of SWM. By executing this offer, you are also confirming that you have provided SWM with copies of all agreements of which you are aware purportedly containing confidentiality, non-competition, non-solicitation, or similar restrictive covenants. You believe your employment with SWM will not be in conflict with your obligations under such covenants.

Please acknowledge your acceptance of this employment agreement by signing and returning this letter to me by March 28, 2017.

On behalf of SWM, we look forward to you joining our team. If you have any questions, or need additional information, please do not hesitate to contact me at 404-433-6573.

Sincerely,

John D. Rogers
Lead Independent Director

ACCEPTED:

___________________________________________    _______________________
Jeffrey Kramer                Date

SWM INTL	100 North Point Center East Suite 600 Alpharetta, GA 30022 USA Suite 600 Alpharetta, GA 30022 USA	phone 770 569 0000 fax 770 569 1111	swmintl.com